Exhibit 10.5

Douglas B. Sullivan

Michaels Stores, Inc.

EVP — Development

Fiscal Year 2005

Bonus Plan

Fiscal Year 2005 Bonus Plan

Purpose

The Fiscal Year 2005 Bonus Plan has been developed to provide financial incentives to those members of management that can make an important contribution to Michaels success and to encourage those members to remain with the Company.

Eligibility

1.	To be eligible for a bonus under the Fiscal Year 2005 Bonus Plan, an associate must be in a bonus eligible position during Fiscal Year 2005. The Fiscal Year begins on January 30, 2005, and concludes on January 28, 2006.

2.	An associate must be employed with the Company, in good standing (see #8), and in a bonus eligible position at the time of bonus payout in order to be eligible to receive a bonus. If an associate is not employed in a bonus eligible position at the beginning of the fiscal year, but assumes a bonus eligible position during the fiscal year, he/she will be eligible to earn a prorated bonus based upon the number of full months that he/she was in the bonus eligible position. Individuals who assume a bonus eligible position on or before the 15th of the month will receive credit for that entire month. Individuals who assume such a position after the 15th will not receive credit for that month.

3.	Bonus payments will normally occur by April 15th, following the end of the fiscal year. Associates must be employed at the time of bonus payout in order to be eligible to receive a bonus.

4.	Anyone hired or placed in a bonus eligible position after November 15, 2005 will not be eligible to earn a bonus under the Fiscal Year 2005 Bonus Plan.

5.	Any associate who is on leave of absence longer than 90 days in Fiscal Year 2005 may be eligible to earn a prorated bonus for time worked during the fiscal year, in accordance with the normal proration guidelines outlined in this document.

6.	An associate must be in an active status for at least one month of Fiscal Year 2005, as defined in this document, to be eligible for any bonus consideration.

7.	If an associate is promoted or changes position during the fiscal year, the associate may be eligible for bonus earnings calculated using the number of full months (see #2) in each position, the respective base salaries, and the applicable target bonus amount(s).

8.	An associate must be in “good standing” at the time of bonus payout to be eligible for a Fiscal Year 2005 bonus. An associate does not meet this requirement if: 1) he/she receives an overall performance rating of “Unacceptable” for FY 2005; and/or 2) at the time of bonus payout (check date), he/she is on a Performance Improvement Plan (“PIP”) that was initiated during FY 2005. Associates who are on a Performance Improvement Plan that is initiated in FY 2006 will be eligible for a bonus payment for FY 2005.

How a Bonus Is Earned

The following factors must be satisfied in order for an eligible associate to earn a bonus under the Year 2005 Bonus Plan.

1.	The associate must be eligible as set forth in the Eligibility section of the Year 2005 Bonus Plan.

2.	In order to earn a bonus under the Year 2005 Bonus Plan, an associate must be employed by the Company, in a bonus eligible position, at the time bonuses are paid. If an associate is not employed by the Company in a bonus eligible position at the time bonuses are paid, regardless of the reason for termination of employment, the associate does not earn a bonus under the Year 2005 Bonus Plan.

3.	An associate does not earn a bonus payment for FY 2005 if: 1) he/she receives an overall performance rating of “Unacceptable” for FY 2005 and/or 2) at the time of bonus payout he/she is on a Performance Improvement Plan (“PIP”) that was initiated during FY 2005. Associates who are on a Performance Improvement Plan that was initiated in FY 2006 will be eligible for a bonus payment for FY 2005

The Company anticipates that this bonus plan will be part of an ongoing bonus program, but the Company does not guarantee that the program will in fact continue for future periods or that the terms of the program will not change.

When bonuses are earned, the Company typically makes bonus payments in April of the following fiscal year.

Bonus Payout Formula

Bonus payouts will be based upon your earned percentage multiplied by your base salary as of the first day of the fiscal year (January 30, 2005). Your earned percentage will be based upon actual performance as compared to Plan.

Bonus Plan Measures, Definitions & Financial Targets

Fiscal Year 2005 Bonus plan measures, definitions and financial targets are as follows:

Financial Target
Plan Measure	Measure Definition	Plans Using This Measure		$ or %

Michaels Stores Inc. Company Profit Before Taxes (PBT)	Gross sales less cost of	•	Corporate Management
	sales, SG&A expenses &	•	Distribution
	interest, plus investment	•	Marketing
	income and after other	•	Merchandising
	income or expenses	•	Inventory Management	•	$___
	(excludes effect of stock	•	Store Ops Corporate
option expensing and one-
time charges).

Company Net Income as a % of Sales (Michaels Stores U.S. & Canada)

	Line 650 on Store income	•	Store Ops Corporate Management	•	___%
statement.

Operating Income as a % of Sales (Michaels Stores U.S. & Canada) Company / Zone
		•	Store Ops	•	n/a
	Line 625 on Store income	•	Store Ops Support
statement.

Stores Sales Plan (Michaels Stores U.S. & Canada) Company / Zone
Line 25 — Net Sales on
	Store income statement.	•	All Store Ops	•	$___

Scan margin plus
Net Buyer	entitlements & other	•	Merchandising	•	n/a
Contribution *	allowances.

Merchandise Comp Stores Sales Plan minus Dept 33 (in Dollars)	Sales increase in stores open	•	Merchandising
	at least 13 months, minus	•	Inventory Management	•	$___
Dept 33.

Merchandise Comp Store Sales Plan (in Dollars)	Sales increase in stores open
	at least 13 months.	•	Marketing	•	n/a

Avg. inventory per store for
Company Monthly Average Inventory per store (in Dollars)	the 13 months 1/05 through	•	Merchandising
	1/06 divided by 13.	•	Inventory Management	•	$___
(Included stores, warehouse,
in-transit only)

Supply Chain Expense Ratio	Ratio (%) of Supply Chain	•	Distribution Corporate
	Expenses ($) to Volume ($)			•	n/a

		•	Distribution Center Management	•	n/a
Specific DC Performance	Ratio (%) of expense ($) to
volume ($)

*May include inter-company profit allocation where applicable.

2005 Bonus Plan — Corporate Executive Vice President

Michaels Stores Inc. Company Profit Before Taxes
Plan: $___________________

Bonus Payout
% of Plan	% of Salary
104+% ($___)	50.0%
102.0% ($___)	45.0%
100.0% ($___)	40.0%
99.0% ($___)	35.0%
98.0% ($___)	30.0%
97.0% ($___)	22.5%
96.0% ($___)	15.0%
95.0% ($___)	11.25%
94.0% ($___)	7.5%
Less than 94%	0%

Example

* Actual results are 103% of plan

* Total Bonus earned = 45%